Exhibit 23.2

CONSENT OF HAMILTON, RABINOVITZ & ASSOCIATES, INC.

Hamilton, Rabinovitz & Associates, Inc. (“HR&A”) consents to the incorporation by reference in this Registration Statement of Crane Co. on Form S-8 of the Annual Report on Form 10-K of Crane Co. for the year ended December 31, 2014, in which HR&A is named.

Hamilton, Rabinovitz & Associates, Inc.

By: /s/ Francine F. Rabinovitz

Name:     Francine F. Rabinovitz

Title:     President

Date: March 5, 2015